PTC Announces Second Quarter FY’17 Results

Bookings and Subscription Mix Both Exceed the High End of Guidance

NEEDHAM, MA, April 19, 2017 -PTC (NASDAQ: PTC) today reported financial results for the second quarter ended April 1, 2017.

Overview
Second quarter FY’17 GAAP revenue was $280 million; non-GAAP revenue was $281 million. We recorded a GAAP net loss of $1 million or $0.01 per share; non-GAAP net income was $35 million or $0.30 per share.

“We are very pleased with our second fiscal quarter performance,” said James Heppelmann, President and CEO, PTC. “Bookings of $95 million and subscription mix of 71% both exceeded the high end of our guidance for the quarter. Bookings growth of 11% year-over-year was driven by another strong quarter in IoT, with new bookings growing faster than the estimated 40% market growth rate; as well as solid bookings results in CAD and core PLM, which both grew at or above the estimated market growth rates.”

Heppelmann added, “Even with the higher than guidance subscription mix in the quarter, which drove down reported revenue in the current period as revenue is deferred and recognized over future periods, revenue and non-GAAP EPS both fell within our guidance ranges. Despite the higher subscription mix, revenue grew year-over-year for the first time in nine quarters, evidencing that we have exited the subscription trough. In addition, total deferred revenue - billed and unbilled - grew $56 million over last quarter, and billed deferred revenue grew $117 million over last quarter.”

Heppelmann continued, “Our strong Q2 results are yet another positive step along our journey to create significant long-term value for our customers and shareholders through our transition to a subscription business model. Due to the success of this transition, we have separately announced today a plan to accelerate our transition by offering our core Solutions products and ThingWorx platform only by subscription in the Americas and Western Europe beginning January 1, 2018.”

Operating and Financial Overview
Q2’17 operating and financial highlights are set forth below. Information about our bookings and other reporting measures is provided beginning on page 4. For additional details, please refer to the prepared remarks and financial data tables that have been posted to the Investor Relations section of our website at investor.ptc.com.

o
Q2’17 license and subscription bookings were $95 million, up 11% YoY, both as reported and in constant currency, and above the high end of the guidance range of $80 million to $90 million. On a YTD basis, license and subscription bookings were $185 million, up 20% YoY, both as reported and in constant currency;excluding Kepware, YTD bookings were up 15% YoY as reported and 16% YoY in constant currency.

o
Q2’17 subscription annualized contract value (ACV) was $34 million, up 43% YoY and above our guidance range of $24 million to $27 million. On a YTD basis, ACV was $63 million, up 85% YoY.

o
Q2’17 subscription bookings were 71% of total bookings, above our guidance assumption of 60% and up from 54% in Q2’16. For Q2’17, we estimate that this higher-than-guidance mix of subscription in the quarter reduced revenue by approximately $10 million and reduced non-GAAP EPS by approximately $0.08 as compared to our guidance.

o
Strong subscription results, as well as the timing of annual renewals of recurring revenue contracts, contributed to a significant increase in our total deferred revenue – billed plus unbilled - which increased $56 million sequentially and $223 million year-over-year to $881 million as of the end of Q2’17. Billed deferred revenue increased $117 million sequentially and $45 million year-over-year to $492 million. Billed deferred revenue can fluctuate quarterly based upon the contractual billings dates in our recurring revenue contracts as well as the timing of our fiscal reporting periods.

o
Q2’17 GAAP and non-GAAP software revenue were both approximately $235 million. Despite a higher mix of subscription than last year, both were up approximately 5% year-over-year as reported and in constant currency. We estimate that the higher-than-guidance mix of subscription in the quarter reduced both GAAP and non-GAAP Q2’17 software revenue by approximately $10 million as compared to guidance.

o
Annualized recurring revenue (ARR) was approximately $834 million for Q2’17, an increase of 12% year-over-year.

o
Q2’17 GAAP operating expenses were approximately $191 million; non-GAAP operating expenses were approximately $163 million. Both GAAP and non-GAAP operating expenses were approximately flat year-over-year.
o
Q2’17 GAAP operating margin was 3% and non-GAAP operating margin was 16%, which compares to Q2’16 GAAP operating margin of 1% and non-GAAP operating margin of 14%. We estimate that the higher-than-guidance mix of subscription in Q2’17 reduced non-GAAP operating margin by approximately 300 basis points.

o
For Q2’17, we recorded a GAAP income tax expense of $0.05 million, or less than $0.01 per share;non-GAAP income tax expense was $3 million, or $0.02 per share. The GAAP tax rate for the quarter was (5%) and the non-GAAP tax rate for the quarter was 8%.

o
Cash flow from operations for Q2’17 was $76 million, and free cash flow was $69 million, both of which include cash payments for restructuring of $13 million.

o
We ended the quarter with total cash, cash equivalents, and marketable securities of $292 million and total debt, net of deferred issuance costs, of $712 million.

FY’17 Business Outlook
For the third quarter ending July 1, 2017 and for fiscal year 2017, the company expects:

In millions except per share amounts
Operating Measures(1)	Q3’17 Low	Q3’17 High	FY’17 Low	FY’17 High

Subscription ACV	$ 32	$ 36	$ 136	$ 143
License and Subscription Bookings	$ 95	$ 105	$ 400	$ 420
Subscription % of Bookings	68%	68%	68%	68%
(1) An explanation of the metrics included in this table is provided below.
Financial Measures	Q3’17 Low	Q3’17 High	FY’17 Low	FY’17 High
Subscription Revenue	$ 74	$ 75	$ 275	$ 280
Support Revenue	140	140	575	575
Perpetual License Revenue	29	33	130	135
Total Software Revenue(2)	243	248	980	990
Professional Services Revenue	45	45	182	182
Total Revenue(2)	$ 288	$ 293	$ 1,162	$ 1,172

Operating Expense (GAAP)	$ 195	$ 200	$ 780	$ 790
Operating Expense (Non-GAAP)	168	173	673	683
Operating Margin (GAAP)	2%	4%	4%	4%
Operating Margin (Non-GAAP)	15%	16%	16%	17%
Tax Rate (GAAP)	5%	5%	75%	75%
Tax Rate (Non-GAAP)	10%	8%	10%	8%
Shares Outstanding (GAAP)	116	117	116	117
Shares Outstanding (Non-GAAP)	117	117	117	117
EPS (GAAP)	$ (0.04)	$ 0.00	$ 0.00	$ 0.02
EPS (Non-GAAP) (2)	$ 0.24	$ 0.29	$ 1.13	$ 1.23
Free Cash Flow			$ 115	$ 125
Adjusted Free Cash Flow(3)			$ 158	$ 168
(2) We estimate that, on an annual basis, every 1% change in subscription mix will impact annual revenue by $4 million, and annual non-GAAP EPS by $0.03. We cannot estimate the effect on GAAP EPS due to the number of unknown items, including tax items, included in GAAP EPS.
(3) Adjusted Free Cash Flow is net cash provided by (used in) operating activities less capital expenditures, excluding restructuring payments of approximately $40 million and legal payments of approximately $3 million.

The Q3’17 and full year FY’17 non-GAAP operating margin and non-GAAP EPS guidance exclude the estimated items outlined in the table below, as well as any tax effects and discrete tax items (which are not known or reflected).
In millions	Q3’17	FY’17

Effect of acquisition accounting on fair value of acquired deferred revenue	$ 1	$ 3
Stock-based compensation expense	18	76
Intangible asset amortization expense	14	57
Restructuring charges(4)	3	10
Acquisition-related charges	0	1
Non-operating credit facility refinancing charges	0	1
Total Estimated Pre-Tax GAAP adjustments	$ 36	$ 148
(4) We expect to record approximately $3 million in restructuring charges in the third quarter of 2017 related to the closure of a leased facility.

PTC’s Second Quarter FY’17 Results Conference Call, Prepared Remarks and Financial Data Tables
Prepared remarks and financial data tables have been posted to the Investor Relations section of our website at ptc.com. The Company will host a management presentation to discuss results at 5:00 pm ET on Wednesday, April 19, 2017. To access the live webcast, please visit PTC’s Investor Relations website at investor.ptc.com at least 15 minutes before the scheduled start time to download any necessary audio or plug-in software. To participate in the live conference call, dial 800-857-5592 or 773-799-3757 and provide the passcode PTC. The call will be recorded and a replay will be available for 10 days following the call by dialing 888-566-0398 and entering the pass code 7021. The archived webcast will also be available on PTCs Investor Relations website.

Software Revenue
Any reference to “total recurring software revenue” or “recurring software revenue” means the sum of subscription revenue and support revenue. Any reference to “total software revenue” or “software revenue” means the sum of subscription revenue, support revenue and perpetual license revenue. References to “software revenue” include cloud services revenue.

Bookings Metrics
We offer both perpetual and subscription licensing options to our customers, as well as monthly software rentals for certain products. Given the difference in revenue recognition between the sale of a perpetual software license (revenue is recognized at the time of sale) and a subscription (revenue is deferred and recognized ratably over the subscription term), we use bookings for internal planning, forecasting and reporting of new license and cloud services transactions. In order to normalize between perpetual and subscription licenses, we define subscription bookings as the subscription annualized contract value (subscription ACV) of new subscription bookings multiplied by a conversion factor of 2. We arrived at the conversion factor of 2 by considering a number of variables including pricing, support, length of term, and renewal rates. We define subscription ACV as the total value of a new subscription booking divided by the term of the contract (in days) multiplied by 365. If the term of the subscription contract is less than a year, the ACV is equal to the total contract value.

License and subscription bookings equal subscription bookings (as described above) plus perpetual license bookings plus any monthly software rental bookings during the period. Total ACV equals subscription ACV (as described above) plus the annualized value of incremental monthly software rental bookings during the period.

Because subscription bookings is a metric we use to approximate the value of subscription sales if sold as perpetual licenses, it does not represent the actual revenue that will be recognized with respect to subscription sales or that would be recognized if the sales were perpetual licenses, nor does the annualized value of monthly software rental bookings represent the value of any such booking.

Annualized Recurring Revenue (ARR)
To help investors understand and assess the success of our subscription transition, we provide an Annualized Recurring Revenue operating measure. Annualized Recurring Revenue (ARR) for a given quarter is calculated by dividing the portion of non-GAAP software revenue attributable to subscription and support for the quarter by the number of days in the quarter and multiplying by 365. ARR should be viewed independently of revenue and deferred revenue as it is an operating measure and is not intended to be combined with or to replace either of those items. ARR is not a forecast of future revenue, which can be impacted by contract expiration and renewal rates, and does not include revenue reported as perpetual license or professional services revenue in our consolidated statement of income. Subscription and support revenue and ARR disclosed in a quarter can be impacted by multiple factors, including but not limited to (1) the timing of the start of a contract or a renewal, including the impact of on-time renewals, support win-backs, and support conversions, which may vary by quarter, (2) the ramping of committed monthly payments under a subscription agreement over time, and (3) multiple other contractual factors with the customer including other elements sold with the subscription or support contract, and these elements can result in variability in disclosed ARR.

Navigate Allocation
In FY’16, we launched Navigate, a ThingWorx-based IoT solution for PLM. In FY’17, revenue and bookings for Navigate are being allocated 50% to Solutions and 50% to IoT. FY’16 reported amounts have been reclassified to conform with the current presentation. The impact of the reclassification on FY’16 revenue was immaterial.

Constant Currency Change Metric
Year-over-year changes in revenue and bookings on a constant currency basis compare reported results excluding the effect of any hedging converted into U.S. dollars based on the corresponding prior year’s foreign currency exchange rates to reported results for the comparable prior year period.

Important Information about Non-GAAP References
PTC provides non-GAAP supplemental information to its financial results. We use these non-GAAP measures, and we believe that they assist our investors, to make period-to-period comparisons of our operational performance because they provide a view of our operating results without items that are not, in our view, indicative of our operating results. We believe that these non-GAAP measures help illustrate underlying trends in our business, and we use the measures to establish budgets and operational goals, communicated internally and externally, for managing our business and evaluating our performance. We believe that providing non-GAAP measures affords investors a view of our operating results that may be more easily compared to the results of peer companies. In addition, compensation of our executives is based in part on the performance of our business based on these non-GAAP measures. However, non-GAAP information should not be construed as an alternative to GAAP information as the items excluded from the non-GAAP measures often have a material impact on PTC’s financial results and such items often recur. Management uses, and investors should consider, non-GAAP measures in conjunction with our GAAP results.

Non-GAAP revenue, non-GAAP operating expense, non-GAAP operating margin, non-GAAP gross profit, non-GAAP gross margin, non-GAAP net income and non-GAAP EPS exclude the effect of the following items:

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Fair value of acquired deferred revenue is a purchase accounting adjustment recorded to reduce acquired deferred revenue to the fair value of the remaining obligation, so our GAAP revenue after an acquisition does not reflect the full amount of revenue that would have been reported if the acquired deferred revenue was not written down to fair value. We believe excluding these adjustments to revenue from these contracts (and associated costs in fair value adjustment to deferred services cost) is useful to investors as an additional means to assess revenue trends of our business.

●
Stock-based compensation is a non-cash expense relating to stock-based awards issued to executive officers, employees and outside directors and to our employee stock purchase plan. We exclude this expense as it is a non-cash expense and we assess our internal operations excluding this expense and believe it facilitates comparisons to the performance of other companies in our industry.

●
Amortization of acquired intangible assets is a non-cash expense that is impacted by the timing and magnitude of our acquisitions. We believe the assessment of our operations excluding these costs is relevant to our assessment of internal operations and comparisons to the performance of other companies in our industry.

●
Acquisition-related charges included in general and administrative costs are direct costs of potential and completed acquisitions and expenses related to acquisition integration activities, including transaction fees, due diligence costs, severance and professional fees. In addition, subsequent adjustments to our initial estimated amount of contingent consideration associated with specific acquisitions are included within acquisition-related charges. These costs are not considered part of our normal operations as the occurrence and amount will vary depending on the timing and size of acquisitions.

●
Restructuring charges include excess facility restructuring charges and severance costs resulting from reductions of personnel driven by modifications to our business strategy and not considered part of our normal operations. These costs may vary in size based on our restructuring plan.

●
Non-operating credit facility refinancing costs are non-operating charges we record as a result of the refinancing of our credit facility. We assess our internal operations excluding these costs and believe it facilitates comparisons to the performance of other companies in our industry.

●
Income tax adjustments include the tax impact of the items above and assumes that we are profitable on a non-GAAP basis in the U.S. and one foreign jurisdiction, and eliminates the effect of the valuation allowance recorded against our net deferred tax assets in those jurisdictions. Additionally, we exclude other material tax items that we view as non-ordinary course.

PTC also provides information on “free cash flow” and “adjusted free cash flow” to enable investors to assess our ability to generate cash without incurring additional external financings and to evaluate our performance against our announced long term goal of returning approximately 40% of our free cash flow to shareholders via stock repurchases. Free cash flow is net cash provided by (used in) operating activities less capital expenditures; adjusted free cash flow is free cash flow excluding restructuring payments and certain identified non-ordinary course payments. Free cash flow and adjusted free cash flow are not measures of cash available for discretionary expenditures.

Forward-Looking Statements
Statements in this press release that are not historic facts, including statements about our third quarter and full fiscal 2017 targets and other future financial and growth expectations and targets, and anticipated tax rates, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks include: the macroeconomic and/or global manufacturing climates may not improve or may deteriorate; customers may not purchase our solutions when or at the rates we expect; our businesses, including our Internet of Things (IoT) business, may not expand and/or generate the revenue we expect; foreign currency exchange rates may vary from our expectations and thereby affect our reported revenue and expense; the mix of revenue between license & subscription solutions, support and professional services could be different than we expect, which could impact our EPS results; our customers may purchase more of our solutions as subscriptions than we expect, which would adversely affect near-term revenue, operating margins, and EPS; customers may not purchase subscriptions as we expect, which could impact our ability to achieve targeted subscription bookings and subscription mix; sales of our solutions as subscriptions may not have the longer-term effect on revenue that we expect; we may be unable to generate sufficient operating cash flow to return 40% of free cash flow to shareholders and other uses of cash or our credit facility limits could preclude share repurchases; and any repatriation of cash held outside the U.S., which constitutes a significant portion of our cash, could be subject to significant taxes. In addition, our assumptions concerning our future GAAP and non-GAAP effective income tax rates are based on estimates and other factors that could change, including the geographic mix of our revenue, expenses and profits and loans and cash repatriations from foreign subsidiaries. Other risks and uncertainties that could cause actual results to differ materially from those projected are detailed from time to time in reports we file with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

PTC and the PTC logo are trademarks or registered trademarks of PTC Inc. or its subsidiaries in the United States and in other countries.

About PTC (NASDAQ: PTC)
PTC has the most robust Internet of Things technology in the world. In 1986 we revolutionized digital 3D design, and in 1998 were first to market with Internet-based PLM. Now our leading IoT and AR platform and field-proven solutions bring together the physical and digital worlds to reinvent the way you create, operate, and service products. With PTC, global manufacturers and an ecosystem of partners and developers can capitalize on the promise of the IoT today and drive the future of innovation.
PTC.com           @PTC           Blogs

PTC Investor Relations Contacts
Tim Fox, 781-370-5961
tifox@ptc.com

Jason Howard, 781-370-5087
jahoward@ptc.com

  PTC Inc.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	April 1,	April 2,	April 1,	April 2,
	2017	2016	2017	2016

Revenue:
Subscription	$65,780	$23,659	$120,142	$45,835
Support	141,718	160,625	293,196	332,381
Total recurring revenue	207,498	184,284	413,338	378,216
Perpetual license	27,372	39,689	61,751	87,452
Total subscription, support and license revenue	234,870	223,973	475,089	465,668
Professional services	45,170	48,654	91,278	97,976
Total revenue	280,040	272,627	566,367	563,644

Cost of revenue:
Cost of subscription, support and license revenue (1)	43,131	38,613	86,078	75,427
Cost of professional services revenue(1)	38,699	41,578	77,867	84,912
Total cost of revenue	81,830	80,191	163,945	160,339

Gross margin	198,210	192,436	402,422	403,305

Operating expenses:
Sales and marketing (1)	87,777	87,177	178,467	169,606
Research and development (1)	57,710	56,610	115,624	114,279
General and administrative (1)	36,800	33,916	73,495	72,483
Amortization of acquired intangible assets	7,946	8,396	16,013	16,746
Restructuring charges	464	4,579	6,749	41,726
Total operating expenses	190,697	190,678	390,348	414,840

Operating income (loss)	7,513	1,758	12,074	(11,535)
Other expense, net	(8,569)	(5,327)	(19,633)	(11,580)
Loss before income taxes	(1,056)	(3,569)	(7,559)	(23,115)
Provision for income taxes	48	1,604	2,686	5,950
Net loss	$(1,104)	$(5,173)	$(10,245)	$(29,065)

Loss per share:
Basic	$(0.01)	$(0.05)	$(0.09)	$(0.25)
Weighted average shares outstanding	115,709	114,563	115,498	114,354

Diluted	$(0.01)	$(0.05)	$(0.09)	$(0.25)
Weighted average shares outstanding	115,709	114,563	115,498	114,354

(1)	The amounts in the tables above include stock-based compensation as follows:

	Three Months Ended		Six Months Ended
	April 1,	April 2,	April 1,	April 2,
	2017	2016	2017	2016
Cost of subscription, support and license revenue	$1,669	$1,100	$3,106	$3,005
Cost of professional services revenue	1,538	1,279	2,995	2,730
Sales and marketing	4,130	3,777	7,751	8,059
Research and development	3,951	2,534	6,948	5,047
General and administrative	10,289	6,146	18,765	19,184
Total stock-based compensation	$21,577	$14,836	$39,565	$38,025

PTC Inc.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS (UNAUDITED)
(in thousands, except per share data)

Three Months Ended		Six Months Ended
April 1,	April 2,	April 1,	April 2,
2017	2016	2017	2016

GAAP revenue	$280,040	$272,627	$566,367	$563,644
Fair value adjustment of acquired deferred subscription revenue	411	777	1,057	965
Fair value adjustment of acquired deferred services revenue	262	286	530	595
Non-GAAP revenue	$280,713	$273,690	$567,954	$565,204

GAAP gross margin	$198,210	$192,436	$402,422	$403,305
Fair value adjustment of acquired deferred revenue	673	1,063	1,587	1,560
Fair value adjustment to deferred services cost	(108)	(125)	(221)	(257)
Stock-based compensation	3,207	2,379	6,101	5,735
Amortization of acquired intangible assets included in cost of revenue	6,389	6,725	12,777	11,852
Non-GAAP gross margin	$208,371	$202,478	$422,666	$422,195

GAAP operating income (loss)	$7,513	$1,758	$12,074	$(11,535)
Fair value adjustment of acquired deferred revenue	673	1,063	1,587	1,560
Fair value adjustment to deferred services cost	(108)	(125)	(221)	(257)
Stock-based compensation	21,577	14,836	39,565	38,025
Amortization of acquired intangible assets included in cost of revenue	6,389	6,725	12,777	11,852
Amortization of acquired intangible assets	7,946	8,396	16,013	16,746
Acquisition-related charges included in general and administrative costs	554	1,071	723	2,278
Restructuring charges	464	4,579	6,749	41,726
Non-GAAP operating income (1)	$45,008	$38,303	$89,267	$100,395

GAAP net loss	$(1,104)	$(5,173)	$(10,245)	$(29,065)
Fair value adjustment of acquired deferred revenue	673	1,063	1,587	1,560
Fair value adjustment to deferred services cost	(108)	(125)	(221)	(257)
Stock-based compensation	21,577	14,836	39,565	38,025
Amortization of acquired intangible assets included in cost of revenue	6,389	6,725	12,777	11,852
Amortization of acquired intangible assets	7,946	8,396	16,013	16,746
Acquisition-related charges included in general and administrative costs	554	1,071	723	2,278
Restructuring charges	464	4,579	6,749	41,726
Non-operating credit facility refinancing costs	1,152	-	1,152	2,359
Income tax adjustments (2)	(2,787)	(5,208)	(2,639)	(279)
Non-GAAP net income	$34,756	$26,164	$65,461	$84,945

PTC Inc.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS (UNAUDITED), CONT'D.
(in thousands, except per share data)

Three Months Ended		Six Months Ended
April 1,	April 2,	April 1,	April 2,
2017	2016	2017	2016
GAAP diluted loss per share	$(0.01)	$(0.05)	$(0.09)	$(0.25)
Fair value of acquired deferred revenue	0.01	0.01	0.01	0.01
Stock-based compensation	0.18	0.13	0.34	0.33
Amortization of acquired intangibles	0.12	0.13	0.25	0.25
Acquisition-related charges	-	0.01	0.01	0.02
Restructuring charges	-	0.04	0.06	0.36
Non-operating credit facility refinancing costs	0.01	-	0.01	0.02
Income tax adjustments	(0.02)	(0.05)	(0.02)	-
Non-GAAP diluted earnings per share	$0.30	$0.23	$0.56	$0.74

GAAP diluted weighted average shares outstanding	115,709	114,563	115,498	114,354
Dilutive effect of stock based compensation plans	1,737	428	1,736	758
Non-GAAP diluted weighted average shares outstanding	117,446	114,991	117,234	115,112

(1)	Operating margin impact of non-GAAP adjustments:

	Three Months Ended		Six Months Ended
	April 1,	April 2,	April 1,	April 2,
	2017	2016	2017	2016
GAAP operating margin	2.7%	0.6%	2.1%	-2.0%
Fair value of acquired deferred revenue	0.2%	0.4%	0.3%	0.3%
Fair value adjustment to deferred services cost	0.0%	0.0%	0.0%	0.0%
Stock-based compensation	7.7%	5.4%	7.0%	6.7%
Amortization of acquired intangibles	5.1%	5.5%	5.1%	5.1%
Acquisition-related charges	0.2%	0.4%	0.1%	0.4%
Restructuring charges	0.2%	1.7%	1.2%	7.4%
Non-GAAP operating margin	16.0%	14.0%	15.7%	17.8%

(2)
We have recorded a full valuation allowance against our U.S. net deferred tax assets and a valuation allowance against net deferred tax assets in certain foreign jurisdictions. As we are profitable on a non-GAAP basis, the 2017 and 2016 non-GAAP tax provisions are being calculated assuming there is no valuation allowance. Income tax adjustments reflect the tax effects of non-GAAP adjustments which are calculated by applying the applicable tax rate by jurisdiction to the non-GAAP adjustments listed above. For the three and six months ended April 1, 2017 and April 2, 2016 our non-GAAP tax provision is based on our annual expected non-GAAP tax rate applied to our year-to-date non-GAAP earnings.

PTC Inc.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	April 1,	September 30,
	2017	2016

ASSETS

Cash and cash equivalents	$243,316	$277,935
Marketable securities	48,191	49,616
Accounts receivable, net	142,620	161,357
Property and equipment, net	63,429	67,113
Goodwill and acquired intangible assets, net	1,441,577	1,480,118
Other assets	394,615	309,590

Total assets	$2,333,748	$2,345,729

LIABILITIES AND STOCKHOLDERS' EQUITY

Deferred revenue	$492,472	$413,657
Debt, net of deferred issuance costs	711,976	751,601
Other liabilities	281,956	337,805
Stockholders' equity	847,344	842,666

Total liabilities and stockholders' equity	$2,333,748	$2,345,729

 PTC Inc.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended		Six Months Ended
	April 1,	April 2,	April 1,	April 2,
	2017	2016	2017	2016

Cash flows from operating activities:
Net loss	$(1,104)	$(5,173)	$(10,245)	$(29,065)
Stock-based compensation	21,577	14,836	39,565	38,025
Depreciation and amortization	21,229	22,291	42,683	42,904
Accounts receivable	(5,811)	28,398	15,373	63,617
Accounts payable and accruals	13,022	(28,067)	(40,586)	(17,692)
Deferred revenue	39,183	22,757	27,457	24,019
Income taxes	(8,584)	(5,471)	(14,680)	(8,826)
Excess tax benefits from stock-based awards	(37)	-	(139)	(56)
Other	(3,086)	(686)	(31,017)	(2,787)
Net cash provided by operating activities	76,389	48,885	28,411	110,139

Capital expenditures	(7,689)	(4,681)	(14,789)	(8,866)
Acquisitions of businesses, net of cash acquired (1)	-	(99,411)	-	(164,191)
Proceeds (payments) on debt, net	(20,000)	120,000	(40,000)	170,000
Proceeds from issuance of common stock	3,978	-	3,978	1
Payments of withholding taxes in connection with
vesting of stock-based awards	(543)	(638)	(19,166)	(15,471)
Excess tax benefits from stock-based awards	37	-	139	56
Proceeds from sales of investments	13,716	-	15,218	-
Net proceeds from marketable securities	1,280	-	1,280	-
Other financing & investing activities	(184)	-	(2,895)	(2,300)
Foreign exchange impact on cash	2,965	7,504	(6,795)	5,671

Net change in cash and cash equivalents	69,949	71,659	(34,619)	95,039
Cash and cash equivalents, beginning of period	173,367	296,797	277,935	273,417
Cash and cash equivalents, end of period	$243,316	$368,456	$243,316	$368,456

(1)	We aquired Kepware, Inc. on January 11, 2016 for $99 million (net of cash acquired) and Vuforia on November 3, 2015 for $65 million (net of cash acquired).